Exhibit 99.1
Reporting Person:  MatlinPatterson LLC

Issuer Name and Ticker Symbol:  Polymer Group, Inc. (POLGA.OB)

Date of Event Requiring Statement:   05/17/04

Footnotes

(1) Subsequent to the end of the March 2004 quarter, the United States Bankruptcy Court for the District of South Carolina resolved certain claims against the Issuer in connection with the Debtor's Joint Second Amended and Modified Plan of Reorganization (the "Plan"), approved on January 16, 2003 by the United States Bankruptcy Court for the District of South Carolina (Case No. 02-5773(w)) and approved the issuance of 1,327,177 shares of the Issuer's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") and 19,359 shares of the Company's Class C Common Stock, par value $0.01 per share, which were issued on a pro rata basis to holders of the predecessor company's Class 4 general unsecured claims. Of the 1,327,177 shares of Class A Common Stock, an aggregate 897,625 were issued to the Reporting Persons, including 649,604 to MatlinPatterson Global Opportunities Partners L.P. ("Matlin Partners (Delaware)"), 226,365 to MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners (Bermuda)"), and 21,666 to MatlinPatterson Global Opportunities Partners B, L.P. ("Matlin Partners B," and together with Matlin Partners (Delaware) and Matlin Partners B, "Matlin").

(2) Matlin Partners (Delaware) is the direct beneficial owner of 4,629,464 shares of Class A Common Stock, Matlin Partners (Bermuda) is the direct beneficial owner of 1,613,209 shares of Class A Common Stock and Matlin Partners B is the direct beneficial owner of 154,407 shares of Class A Common Stock. MatlinPatterson Global Partners LLC ("Matlin Global Partners") is the general partner of Matlin. MatlinPatterson Global Advisers LLC ("Matlin Advisers") is the investment advisor to Matlin. MatlinPatterson Asset Management LLC ("Matlin Asset Management") is the managing member of Matlin Global Partners and Matlin Advisers. MatlinPatterson LLC ("MatlinPatterson") is the managing member of Matlin Asset Management. David J. Matlin and Mark R. Patterson each own 50% of the membership interests of MatlinPatterson. Mark R. Patterson is signing this form on his own behalf, as chariman of Matlin Advisers and Matlin Asset Management, as a member of MatlinPatterson, as director of Matlin Global Partners and on behalf of Matlin, as director of their general partner, Matlin Global Partners. David J. Matlin is signing this form on his own behalf. Matlin Global Partners, Matlin Partners (Delaware), Matlin Partners (Bermuda), Matlin Partners B, Matlin Asset Management, Matlin Advisers, MatlinPatterson, David J. Matlin and Mark R. Patterson each disclaim beneficial ownership of the reported Class A Common Stock except to the extent of their pecuniary interests therein.